UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008

CHESAPEAKE ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 31, 2008, Chesapeake Energy Corporation (the "Company") entered into a new five-year employment agreement with Aubrey K. McClendon, the Company’s Chief Executive Officer, in recognition of Mr. McClendon’s leadership role in completing a series of transactions in 2008 that were valuable to the Company and its shareholders. The new employment agreement is evidenced by the Second Amended and Restated Employment Agreement (the "Amended McClendon Agreement") which is attached as Exhibit 10.2.1 to this filing.  The material changes to Mr. McClendon’s prior employment agreement made by the Amended McClendon Agreement are described below and are qualified in their entirety by reference to the Exhibit.  The rationale for the changes to Mr. McClendon’s employment agreement is also set forth below.

Material Amendments

The Amended McClendon Agreement contains the following provisions which materially differ from Mr. McClendon's prior employment agreement:

•
A one-time $75 million incentive award that, after reduction by federal withholding taxes, is structured as a net credit against future billings from the Company for well costs owed by Mr. McClendon, with a five-year clawback;

•	A five-year employment commitment by Mr. McClendon;
•	A cap on cash salary and bonus compensation for the next five years at 2008 levels;
•	An extension of the non-competition period with respect to certain terminations by the Company; and
•	A reduced 2009 stock holding requirement.

Well Cost Incentive Award. The Company made the incentive award to Mr. McClendon effective December 31, 2008.  The total cost to the Company of the award is approximately $75 million plus the employment taxes imposed on the Company by law in the amount of $1.1 million.  However, under GAAP accounting, the Company is required to recognize the incentive award as general and administrative expense over the five-year vesting period for the clawback described below, resulting in an expense of approximately $15 million per year to the Company beginning in 2009.  In addition to state and federal income tax withholding, similar employment taxes were imposed on Mr. McClendon and withheld from the award.  After deduction of the required federal and state tax withholdings, the net incentive award was approximately $43.5 million.

The net incentive award can only be utilized by Mr. McClendon or his family-owned affiliates for application against costs (the “FWPP Credit”) attributable to interests in the Company's wells, acquired by Mr. McClendon or Mr. McClendon’s affiliates under the Founder Well Participation Program (the "FWPP").  The FWPP was approved by the Company's shareholders in June 2005.  Under the FWPP, Mr. McClendon has the right to elect to participate with up to a 2.5% working interest in all of the Company's wells drilled during a calendar year (except for individual wells where the election would reduce the Company’s working interest to below 12.5%) and is required to pay the drilling, completing, operating and leasehold costs attributable to his working interest in each well ("Well Costs") on the same pro rata basis as the Company or other third parties that own an interest in such well.  Based on the Company's current development plans and Mr. McClendon’s election under the FWPP to participate with a 2.5% working interest during  2009, the Well Costs under the FWPP are expected to exceed the amount of the entire FWPP Credit during 2009.  After December 31, 2014, Mr. McClendon may request payment in cash of the portion of the FWPP Credit that has not been subject to the clawback or utilized to pay Well Costs.

The incentive award, consisting of the FWPP Credit and Mr. McClendon’s associated tax withholdings, is subject to a clawback if, during the initial five-year term of the Amended McClendon Agreement, Mr. McClendon resigns from the Company or is terminated for cause by the Company.  The amount of the incentive award not subject to the clawback (the "Vested Amount") increases on a pro rata basis each calendar month that a triggering resignation or termination for cause does not occur.  Thus, the amount of the clawback reduces by $1.25 million per month over the initial five-year term of the Amended McClendon Agreement.  In the event that Mr. McClendon resigns or is terminated for cause during this period, the unused portion of the FWPP Credit is immediately forfeited for no consideration to Mr. McClendon.  In addition, Mr. McClendon is obligated to repay to the Company within 180 days the amount by which the sum of the associated tax withholdings from the incentive award plus the amount of the FWPP Credit applied against Well Costs exceeds the Vested Amount. The clawback provision does not apply if Mr. McClendon's employment is terminated (i) by the Company without cause, (ii) by Mr. McClendon if the Company defaults under a material provision of the Amended McClendon Agreement, (iii) as a result of Mr. McClendon’s death or disability, or (iv) after a change of control of the Company in certain circumstances.

Five-Year Employment Commitment and Cap on Future Cash Compensation. Mr. McClendon agreed that, absent a material breach by the Company of the Amended McClendon Agreement, he would not resign from his position for the initial five-year term of the Amended McClendon Agreement.  Mr. McClendon also agreed that for the five years ending December 31, 2013, his annual salary would not exceed its 2008 level of $975,000 and his annual cash bonuses would not exceed the amount awarded to him during 2008 of $1.95 million.

No Lump Sum Payment upon Termination without Cause; Extension of Non-Competition Period. Mr. McClendon agreed that any compensation due as a result of a termination by the Company without cause would be paid out over the then remaining term of the Amended McClendon Agreement.  The effect of such provision is to extend the covenant not to compete applicable against Mr. McClendon through the term of such payment, plus six months.

Stock Holding Requirement.  Mr. McClendon's prior employment agreement required Mr. McClendon to hold shares of the Company's common stock with an investment value (as defined in the prior employment agreement) equal to 500% of Mr. McClendon's annual salary and annual cash bonuses. As a result of the forced liquidation of a substantial portion of Mr. McClendon's stock holdings in the Company during October 2008, Mr. McClendon’s stock ownership fell below the required amount. The Amended McClendon Agreement reduces the required percentage to 200% for 2009 in order to provide Mr. McClendon time to acquire additional shares of the Company's common stock.  The required percentage reverts to 500% beginning in 2010.  Part of the consideration for the foregoing reduction was the fact that the short swing profit rules under Section 16 of the Securities Exchange Act of 1934, as amended, may effectively preclude Mr. McClendon’s purchases of the Company's common stock through April 2009.

Rationale for Incentive Award and Structure

The Compensation Committee considered a number of factors in determining the amount and the form of the incentive award to Mr. McClendon and the amendments to Mr. McClendon’s prior employment agreement.  The Compensation Committee determined that the restrictions agreed to by Mr. McClendon, the requirement that Mr. McClendon use the FWPP Credit to invest on an at-risk basis in the Company's wells and the imposition of the clawback would align Mr. McClendon’s economic interests with the Company's long-term business plan and the shareholders’ interests while rewarding him for the leadership role he played in negotiating the 2008 transactions described below:

	Initial Payment	Drilling Credit	Total	Implied Value - Remaining Properties
	(in millions)

Plains Exploration (20% of the Haynesville)	$1,650	$1,650	$3,300	$13,200
BP America (100% of the Woodford)	1,694	-	1,694	-
BP America (25% of the Fayetteville)	1,100	800	1,900	5,700
StatoilHydro USA (32.5% of the Marcellus)	1,250	2,125	3,375	7,000
Total	$5,694	$4,575	$10,269	$25,900

The Compensation Committee considered the substantial value the 2008 transactions created for the Company and its shareholders.  The initial cash payment under the 2008 transactions permitted the Company to recoup the cost basis of the assets sold in the 2008 transactions (book basis of approximately $1.7 billion) as well as all or virtually all of the cost basis of the interests in the Haynesville, Fayetteville and Marcellus plays retained by the Company.  In addition, the $4.6 billion drilling credit provides a tax efficient funding source for the development of the Company's retained acreage position, and the participation of the joint venturers in future leasing will provide material subsidies for the Company's ongoing leasing efforts in each of the co-development areas.  In total, the Company received consideration in the amount of $10.3 billion, generated a (non-GAAP) profit of $8.6 billion through the four transactions and retained majority ownership positions in the co-development areas valued at $25.9 billion on a pro-rata basis. The Company believes these transactions should result in peer-group leading finding and development costs and superior financial performance by the Company over the next several years, although many factors such as the risks related to the Company's business described under "Risk Factors" in the prospectus filed by the Company with the Securities and Exchange Commission on December 15, 2008 could cause actual results to differ materially from anticipated results.

In addition to the success of the 2008 transactions and Mr. McClendon’s leadership role in those transactions, the Compensation Committee also considered a number of other factors in modifying his prior employment agreement. One such factor was Mr. McClendon’s voluntary decision not to participate in the special restricted stock grant in 2006 to the Company’s other employees and the supplemental restricted stock grant in 2008 to the Company’s other employees.  Mr. McClendon’s decision not to participate in such equity grants resulted in significant benefits to the Company and its shareholders while representing substantial forgone value to Mr. McClendon.

The Compensation Committee further determined that an award to Mr. McClendon in the form of a drilling credit not only rewarded him for his role in the Company's successful 2008 transactions, but also served to align his economic interests with those of the Company.  Under the terms of the Amended McClendon Agreement, Mr. McClendon and his affiliates are required to use the FWPP Credit to invest in the Company’s drilling program in accordance with the FWPP, thereby exposing him to the same risks and benefits that accrue to the Company from its drilling program.  Mr. McClendon’s use of the FWPP Credit is also anticipated to match the form and deferred timing of a significant portion of the drilling credits received by the Company as part of the joint venture transactions.  In addition, by making the FWPP Credit award to Mr. McClendon subject to a clawback, the Compensation Committee provided a simple and direct incentive to Mr. McClendon to remain with the Company for at least the next five years, which corresponds to the development of the properties covered by the various joint venture transactions.  Because of other entrepreneurial opportunities that exist in the industry and Mr. McClendon's reduced Company stock holdings, the Compensation Committee focused on providing a retention incentive to Mr. McClendon that the Compensation Committee believed would be effective for multiple years without issuing substantial equity awards at current stock prices, which the Compensation Committee views as depressed.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure

On January 5, 2009, the Company issued a press release announcing that it has sold certain Chesapeake-operated long-lived producing assets in the Anadarko and Arkoma Basins in its fourth volumetric production payment transaction (VPP).  A copy of this press release is attached as Exhibit 99.1 to this Current Report.

On January 5, 2009, Jennifer M. Grigsby, Senior Vice President, Treasurer and Corporate Secretary of the Company, entered into a sales trading plan pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934.  The plan expires on January 5, 2010 and has been approved by the Company in accordance with its Insider Trading Policy.  The plan is part of the executive’s long-term strategy to diversify assets and provides for the sale of shares of Chesapeake’s common stock in connection with vested employee stock options.  Other executives of the Company may enter into Rule 10b5-1 trading plans in the future, from time to time.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Document Description

10.2.1	Employment Agreement dated as of December 31, 2008, between Aubrey K. McClendon and Chesapeake Energy Corporation

99.1	Chesapeake Energy Corporation press release dated January 5, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION
By:	/s/ Jennifer M. Grigsby
Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary

Date:                      January 7, 2009

EXHIBIT INDEX

Exhibit No.	Document Description

10.2.1	Employment Agreement dated as of December 31, 2008, between Aubrey K. McClendon and Chesapeake Energy Corporation

99.1	Chesapeake Energy Corporation press release dated January 5, 2009